Exhibit 99.1

MARCUS & MILLICHAP, INC. REPORTS RESULTS FOR

THIRD QUARTER 2016

- Third Quarter Total Revenues Grew 8.9% to $180.6 Million -

CALABASAS, Calif., November 3, 2016 — (BUSINESS WIRE) — Marcus & Millichap, Inc. (the “Company”, “Marcus & Millichap”) (NYSE: MMI), a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services, today reported financial results for the third quarter ended September 30, 2016.

Third Quarter 2016 Highlights Compared to Third Quarter 2015

•	Total revenues grew by 8.9% to $180.6 million

•	Brokerage commissions in the Private Client Market ($1-$10 million) segment increased 6.4% to $113.4 million and accounted for 68.5% of total brokerage commissions

•	Brokerage commissions in the Larger Transaction Market ($20 million and above) segment increased by 25.2% to $19.3 million while the number of brokerage transactions increased 26.8%

Nine Months 2016 Highlights Compared to Nine Months 2015

•	Total revenues grew by 8.7% to $528.3 million

•	The number of brokerage transactions increased 6.3% with the Private Client Market segment growing 8.1%

•	Brokerage commissions in the Private Client Market segment increased 6.7% to $330.5 million and accounted for 67.5% of total brokerage commissions

•	Brokerage commissions in the Larger Transaction Market segment increased by 39.1% to $71.8 million while the number of brokerage transactions increased 35.5%

“We continued to achieve positive results in the third quarter with 8.9% year-over-year revenue growth and 10.2% sales force growth, relative to a still healthy but changing market environment and a challenging prior year comparable. Our Private Client brokerage revenue grew 6.4% with a transaction increase of 3.1%, amid preliminary reports of a year-over-year decline in market sales, which indicates further expansion in our share,” stated Hessam Nadji, President and Chief Executive Officer. “These results also point to further gains built on 15.2% revenue growth in the Private Client Market segment during the third quarter of 2015. Our success in executing $20 million and above transactions continued in the quarter with a 26.8% increase over the same period last year. Although larger asset sales are more variable from quarter-to-quarter, the ability of our more senior agents and IPA division to service major private and institutional clients remains a positive factor at all price points. We continue to believe that this year’s slowdown in investment sales, in the aftermath of transaction and volume records set in 2015, is a natural part of the real estate cycle. This has been compounded by a number of external factors that have resulted in additional investor and lender caution; however, we expect healthy occupancies, rents and competitive yields to support an active marketplace.”

“As the cycle evolves, we remain focused on helping our clients formulate and execute the right strategies, supporting our agents with investments in technology and best-in-class services and creating value for our stakeholders as we have throughout our 45-year history,” added Mr. Nadji.

Third Quarter 2016 Results Compared to Third Quarter 2015

Total revenues for the third quarter of 2016 were $180.6 million, compared to $165.9 million for the same period in the prior year, increasing by $14.8 million, or 8.9%. The growth in total revenues was primarily driven by the increase in real estate brokerage commissions, which rose by 9.1% to $165.7 million. This improvement in brokerage commissions was partly due to a rise in the proportion of larger transactions, which increased our average transaction size. This was partially offset by a decrease in the average commission fee percentage, as larger transactions generally earn lower commission rates.

Total operating expenses for the third quarter increased by 12.5% to $155.7 million, compared to $138.5 million for the same period in the prior year. The increase was primarily driven by an 11.6% rise in cost of services, which are variable commissions paid to the Company’s investment sales professionals and compensation related costs in connection with our financing activities. Cost of services as a percent of total revenues rose by 150 basis points to 63.0% compared to the same period in the prior year. This was primarily due to an increase in the proportion of transactions closed by our more senior investment sales professionals, who are generally compensated at higher commission rates.

Selling, general and administrative expense rose by $5.1 million, or 14.3% during the third quarter of 2016 compared to the same period in the prior year. The increase was primarily due to (i) salaries and related benefits as a result of growth in headcount to support the expansion of services for our investment sales and financing professionals; (ii) expansion of existing offices; (iii) legal fees and (iv) sales and promotional marketing expenses to support additional sales activity. These costs were partially offset by lower management performance-related compensation and lower stock-based compensation expense.

Net income for the third quarter of 2016 was $15.1 million, or $0.39 per common share (basic and diluted), compared to net income of $15.2 million, or $0.39 per common share (basic and diluted) for the same period in the prior year. Adjusted EBITDA for the third quarter of 2016, decreased modestly by 5.1% to $28.1 million, compared to adjusted EBITDA of $29.6 million for the same period in the prior year.

Nine Months 2016 Results Compared to Nine Months 2015

Total revenues for the nine months ended September 30, 2016, were $528.3 million, compared to $485.9 million for the same period in the prior year, increasing $42.4 million, or 8.7%. Total operating expenses for the nine months ended September 30, 2016, were up 11.0% to $449.7 million compared to $405.2 million for the same period in the prior year. Cost of services as a percent of total revenues rose modestly by 80 basis points to 61.2%, compared to 60.4% in the first nine months of 2015. Net income for the nine months ended September 30, 2016, was $47.5 million, or $1.22 (basic and diluted) compared with net income of $46.4 million, or $1.19 per common share (basic and diluted) for the same period in the prior year. Adjusted EBITDA for the nine months ended September 30, 2016, decreased slightly by 2.1% to $87.0 million, from $88.9 million for the same period in the prior year. As of September 30, 2016, the Company had 1,671 investment sales and financing professionals.

Business Outlook

We believe the Company is gaining market share by leveraging a number of factors, including its leading national brand, particularly within the Private Client Market segment, experienced management team, infrastructure investments and proprietary technology. The size and fragmentation of the Private Client Market segment, in particular, continue to offer long-term growth opportunities. The Company’s growth plan also includes further expansion into various specialty property types such as hospitality, self-storage, seniors housing and the Larger Transaction Market segment, as well as expansion of its financing division, MMCC.

Several factors likely to influence the Company’s business given the current market environment include:

•	The Company’s Private Client Market segment is growing at a more modest pace within a marketplace that is posting declines in year-over-year investment sales.

•	Fluctuating transaction timelines and bid/ask spreads are exacerbating the closing date variability common in the brokerage business.

•	Although the Company’s Larger Transaction Market segment posted outsized revenue growth in the first nine months of 2016, it has historically shown greater variability quarter-to-quarter, as took place during the third quarter of 2015 when revenue declined 15.5% on a year-over-year basis.

These factors highlight the importance of viewing the Company’s business through an annual perspective. Fourth quarter 2016 year-over-year comparisons will be challenging in light of current market conditions when compared to fourth quarter 2015’s total and Private Client Market segment brokerage transaction growth rates of 15.2% and 29.2%, respectively.

Conference Call Details

Marcus & Millichap will host a conference call today to discuss the results at 2:00 p.m. Pacific Time/5:00 p.m. Eastern Time. To participate in the conference call, callers from the United States and Canada should dial (855) 327-6837 ten minutes prior to the scheduled call time. International callers should dial (631) 891-4304. For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 5:00 p.m. Pacific Time/8:00 p.m. Eastern Time on Thursday, November 3, 2016, through 8:59 p.m. Pacific Time/11:59 p.m. Eastern Time on Thursday, November 17, 2016, by dialing (877) 870-5176 in the United States and Canada or (858) 384-5517 internationally and entering passcode 10001868.

About Marcus & Millichap, Inc.

Marcus & Millichap, Inc. is a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services. As of September 30, 2016, the Company had 1,671 investment sales and financial professionals in 81 offices who provide investment brokerage and financing services to sellers and buyers of commercial real estate. The Company also offers market research, consulting and advisory services to our clients. Marcus & Millichap closed 8,715 transactions in 2015, with a sales volume of approximately $37.8 billion. For additional information, please visit www.MarcusMillichap.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements, including the Company’s business outlook for 2016 and expectations for market share growth. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•	market trends in the commercial real estate market or the general economy;

•	our ability to attract and retain qualified managers, investment sales and financing professionals;

•	the effects of increased competition on our business;

•	our ability to successfully enter new markets or increase our market share;

•	our ability to successfully expand our services and businesses and to manage any such expansions;

•	our ability to retain existing clients and develop new clients;

•	our ability to keep pace with changes in technology;

•	any business interruption or technology failure and any related impact on our reputation;

•	our ability to execute our succession plan successfully;

•	changes in tax laws, employment laws or other government regulation affecting our business; and

•	other risk factors included under “Risk Factors” in our most recent Annual Report on Form 10-K.

In addition, in this release, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “predict,” “potential,” “should” and similar expressions, as they relate to our company, our business and our management, are intended to identify forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Forward-looking statements speak only as of the date of this release. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF NET

AND COMPREHENSIVE INCOME

(dollar and share amounts in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues:
Real estate brokerage commissions	$165,695	$151,942	$489,477	$446,356
Financing fees	11,320	10,865	30,779	30,046
Other revenues	3,619	3,069	8,037	9,497

Total revenues	180,634	165,876	528,293	485,899

Operating expenses:
Cost of services	113,852	102,010	323,131	293,725
Selling, general, and administrative expense	40,728	35,646	123,403	109,064
Depreciation and amortization expense	1,149	802	3,164	2,389

Total operating expenses	155,729	138,458	449,698	405,178

Operating income	24,905	27,418	78,595	80,721
Other income (expense), net	719	(464)	1,567	23
Interest expense	(380)	(380)	(1,155)	(1,349)

Income before provision for income taxes	25,244	26,574	79,007	79,395
Provision for income taxes	10,100	11,398	31,524	32,994

Net income	15,144	15,176	47,483	46,401
Other comprehensive (loss) income:
Unrealized (loss) gain on marketable securities, net of tax of $(37), $47, $684 and $(159) for the three months ended September 30, 2016, and 2015 and the nine months ended September 30, 2016 and 2015, respectively	(56)	56	1,050	(249)
Foreign currency translation (loss) gain, net of tax of $0, $140, $0 and $226 for the three months ended September 30, 2016, and 2015 and the nine months ended September 30, 2016 and 2015, respectively	(3)	234	32	361

Total other comprehensive (loss) income	(59)	290	1,082	112

Comprehensive income	$15,085	$15,466	$48,565	$46,513

Earnings per share:
Basic	$0.39	$0.39	$1.22	$1.19
Diluted	$0.39	$0.39	$1.22	$1.19
Weighted average common shares outstanding:
Basic	38,939	38,890	38,916	38,868
Diluted	39,122	39,160	39,034	39,051

MARCUS & MILLICHAP, INC.

KEY OPERATING METRICS SUMMARY

(Unaudited)

Total sales volume was $11.1 billion for the three months ended September 30, 2016, encompassing 2,391 transactions consisting of $7.6 billion for real estate brokerage (1,631 transactions), $1.3 billion for financing (435 transactions) and $2.2 billion in other transactions, including consulting and advisory services (325 transactions). Total sales volume was $31.4 billion for the nine months ended September 30, 2016, encompassing 6,686 transactions consisting of $23.7 billion for real estate brokerage (4,805 transactions), $3.7 billion for financing (1,210 transactions) and $4.0 billion in other transactions, including consulting and advisory services (671 transactions). As of September 30, 2016, the Company had 1,570 investment sales professionals and 101 financing professionals. Key metrics for real estate brokerage and financing are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
Real Estate Brokerage	2016	2015	2016	2015
Average Number of Investment Sales Professionals	1,540	1,415	1,504	1,416
Average Number of Transactions per Investment Sales Professional	1.06	1.13	3.19	3.19
Average Commission per Transaction	$101,591	$95,202	$101,868	$98,708
Average Commission Rate	2.18%	2.37%	2.07%	2.25%
Average Transaction Size (in thousands)	$4,663	$4,009	$4,926	$4,395
Total Number of Transactions	1,631	1,596	4,805	4,522
Total Sales Volume (in millions)	$7,605	$6,398	$23,670	$19,875

	Three Months Ended September 30,		Nine Months Ended September 30,
Financing	2016	2015	2016	2015
Average Number of Financing Professionals	99	84	98	83
Average Number of Transactions per Financing Professional	4.39	4.87	12.35	13.67
Average Fee per Transaction	$26,023	$26,565	$25,437	$26,472
Average Fee Rate	0.86%	0.88%	0.83%	0.89%
Average Transaction Size (in thousands)	$3,009	$3,029	$3,064	$2,966
Total Number of Transactions	435	409	1,210	1,135
Total Dollar Volume (in millions)	$1,309	$1,239	$3,708	$3,366

The following table sets forth the number of transactions, transaction volume and revenues by commercial real estate market segment for real estate brokerage:

	Three Months Ended September 30,
	2016			2015			Change
Real Estate Brokerage	Number	Volume	Revenues	Number	Volume	Revenues	Number	Volume	Revenues
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	277	$177	$7,921	306	$188	$7,897	(29)	$(11)	$24
Private Client Market ($1 - $10 million)	1,198	3,880	113,438	1,162	3,601	106,576	36	279	6,862
Middle Market (>$10 - $20 million)	104	1,418	24,989	87	1,199	22,020	17	219	2,969
Larger Transaction Market (>$20 million)	52	2,130	19,347	41	1,410	15,449	11	720	3,898

	1,631	$7,605	$165,695	1,596	$6,398	$151,942	35	$1,207	$13,753

	Nine Months Ended September 30,
	2016			2015			Change
Real Estate Brokerage	Number	Volume	Revenues	Number	Volume	Revenues	Number	Volume	Revenues
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	814	$518	$22,446	876	$531	$22,342	(62)	$(13)	$104
Private Client Market ($1 - $10 million)	3,526	11,224	330,485	3,263	10,563	309,866	263	661	20,619
Middle Market (>$10 - $20 million)	278	3,784	64,782	245	3,324	62,573	33	460	2,209
Larger Transaction Market (>$20 million)	187	8,144	71,764	138	5,457	51,575	49	2,687	20,189

	4,805	$23,670	$489,477	4,522	$19,875	$446,356	283	$3,795	$43,121

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollar amounts in thousands, except per share amounts)

	September 30, 2016 (Unaudited)	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$121,953	$96,185
Commissions receivable	4,501	3,342
Prepaid expenses	6,987	7,542
Income tax receivable	—	4,049
Marketable securities, available-for-sale	48,377	79,860
Other assets, net	3,826	5,136

Total current assets	185,644	196,114
Prepaid rent	12,628	9,075
Property and equipment, net	15,585	11,579
Marketable securities, available-for-sale	94,279	54,395
Assets held in rabbi trust	7,309	5,661
Deferred tax assets, net	35,495	35,285
Other assets	9,056	9,116

Total assets	$359,996	$321,225

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$9,865	$9,135
Notes payable to former stockholders	986	939
Deferred compensation and commissions	29,644	34,091
Income tax payable	4,181	—
Accrued bonuses and other employee related expenses	20,152	30,846

Total current liabilities	64,828	75,011
Deferred compensation and commissions	40,278	43,678
Notes payable to former stockholders	8,686	9,671
Deferred rent and other liabilities	4,291	3,875

Total liabilities	118,083	132,235

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares – 25,000,000; issued and outstanding shares – none at September 30, 2016, and December 31, 2015, respectively	—	—
Common stock, $0.0001 par value:
Authorized shares – 150,000,000; issued and outstanding shares – 37,616,243 and 37,396,456 at September 30, 2016, and December 31, 2015, respectively	4	4
Additional paid-in capital	84,949	80,591
Stock notes receivable from employees	(4)	(4)
Retained earnings	155,425	107,942
Accumulated other comprehensive income	1,539	457

Total stockholders’ equity	241,913	188,990

Total liabilities and stockholders’ equity	$359,996	$321,225

MARCUS & MILLICHAP, INC.

OTHER INFORMATION

(Unaudited)

Adjusted EBITDA Reconciliation

Adjusted EBITDA, which the Company defines as net income before interest income/expense, taxes, net realized gains on marketable securities, available-for-sale, depreciation and amortization and stock-based compensation is a non-GAAP financial measure. The Company uses Adjusted EBITDA in its business operations to, among other things, evaluate the performance of its business, develop budgets and measure its performance against those budgets. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under U.S. generally accepted accounting principles (“U.S. GAAP”). The Company finds Adjusted EBITDA as a useful tool to assist in evaluating performance because it eliminates items related to capital structure and taxes and non-cash stock-based compensation charges. In light of the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its U.S. GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under U.S. GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with U.S. GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

A reconciliation of the most directly comparable U.S. GAAP financial measure, net income, to Adjusted EBITDA is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net income	$15,144	$15,176	$47,483	$46,401
Adjustments:
Interest income and other (1)	(514)	(323)	(1,245)	(997)
Interest expense	380	380	1,155	1,349
Provision for income taxes	10,100	11,398	31,524	32,994
Depreciation and amortization	1,149	802	3,164	2,389
Stock-based compensation	1,833	2,168	4,933	6,750

Adjusted EBITDA(2)	$28,092	$29,601	$87,014	$88,886

(1)	Other for the three months ended September 30, 2016 and 2015 includes $16 and $0, respectively, of net realized gains on marketable securities, available-for-sale. Other for the nine months ended September 30, 2016 and 2015 includes $(119) and $130, respectively, of net realized (losses) gains on marketable securities, available-for-sale.
(2)	The decrease in Adjusted EBITDA for the three and nine months ended September 30, 2016, compared to the same period in the prior year is primarily due to lower stock-based compensation expense and a higher proportion of operating expenses compared to revenues.

Glossary of Terms

•	Private Client Market segment: transactions with values from $1 million to up to but less than $10 million

•	Middle Market segment: transactions with values from $10 million to up to but less than $20 million

•	Larger Transaction Market segment (previously Institutional Market segment): transactions with values $20 million and above

Certain Adjusted Metrics

Real Estate Brokerage

During the nine months ended September 30, 2016, we closed a large transaction in our real estate brokerage business in excess of $300 million. Following are actual and as adjusted metrics excluding this transaction:

	Nine Months Ended September 30, 2016
	(actual)	(as adjusted)
Total Sales Volume Growth	19.1%	16.6%
Average Commission Rate Growth	(7.9)%	(6.4)%
Average Transaction Size Growth	12.1%	9.8%